This relates to Preliminary Pricing Supplement No. 11 to the Prospectus dated December 21, 2005 and the Prospectus Supplement dated December 21, 2005


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RBC COMMODITY REAL RETURN NOTES

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ISSUER: ROYAL BANK OF CANADA

2 year maturity
Upside is leveraged by 105% to 125% (determined on issue date)
75% principal protection at maturity
No annual management fees
Daily secondary market provided

› Takes an innovative approach to commodity investing by providing enhanced index returns. Commodities, as an asset class, can be a good portfolio diversifier because they generally have a negative correlation to both equities and conventional bonds and a positive correlation to inflation.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at *www.sec.gov*. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-609-6009.

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No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

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